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                                  Exhibit 99.1

For Immediate Release
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       ASTRO's Official Journal Publishes 12-Year Survival Data Following
          Landmark Study of Cancer Treatment with Hyperthermia Therapy

SALT LAKE CITY, Utah, April 2, 2008--BSD Medical Corp. (AMX:BSM) today announced that the International Journal of Radiation Oncology, Biology and Physics has published a 7-page report containing the 12-year clinical follow-up data for a landmark study comparing the clinical results for advanced cervical cancer patients treated with radiation and hyperthermia therapy to those for patients treated with radiation alone. This publication, commonly known as the "Red Journal," is the official journal of the American Society for Therapeutic Radiology and Oncology (ASTRO), the world's leading organization devoted to radiation oncology.

The article entitled, "Long-Term Improvement in Treatment Outcome after Radiotherapy and Hyperthermia in Locoregionally Advanced Cervical Cancer: an Update of the Dutch Deep Hyperthermia Trial," is considered highly relevant by BSD Medical because the follow-up data test the durability of the effect of hyperthermia therapy for cervical cancer patients. The original study was a Phase III clinical trial involving 358 patients with locally advanced pelvic tumors conducted at the University Hospital of Daniel den Hoed Cancer Center in Rotterdam and the Academic Medical Center in Amsterdam. The lead author in this study was Jacoba van der Zee, M. D., PhD. The Dutch Health Insurance Council funded the study.

The 114 cervical cancer patients enrolled in the study had tumors that were locoregionally advanced, and their prognosis was generally grave. The primary endpoints for the study were complete response and local control of the cancer. The secondary endpoints of the study were overall survival and toxic effects from radiation or hyperthermia.

The 3-Year Results

In April 2000 the LANCET published the 3-year data from the study. For the cervical cancer patients, the data showed a complete-response rate of 83% for patients receiving both hyperthermia and radiation therapy as compared to 57% for those receiving radiation alone (p=.003). The published article also noted that "the improved local-control rates were not accompanied by increased toxic effects from radiation." Survival follow-up data showed a 51% survival rate for patients who received radiation plus hyperthermia therapy, as compared to 27% of those who received radiation therapy alone (LANCET vol. 355, pp. 1119-1125).

The 12-Year Results

According to the new publication, after 12 years local control remained significantly better for the cervical cancer patients who received hyperthermia therapy along with radiation--local control of 56% for that group as compared to 37% for those who received radiation therapy alone (p=0.01). After 12 years the survival rate was also persistently better for those patients who received hyperthermia therapy along with radiation, with a 37% survival rate for those patients as compared to a 20% survival rate for the patients who received radiation alone (p=0.03). The new article concludes: "For locoregionally advanced cervical cancer, the addition of hyperthermia therapy to radiation therapy resulted in long-term major improvement in local control and survival without increasing late toxicity."


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The Rationale of Hyperthermia Therapy

The new publication offers the following rationale for the use of hyperthermia therapy with radiation therapy: "Hyperthermia, the artificial increase in tissue temperature to 40-44 degrees C, is an effective cytotoxic agent, especially in cells that are in a hypoxic nutrient-deprived low-pH environment. These conditions are commonly found in malignant tumors and make cells relatively resistant to radiation therapy. In addition to directly killing cells at temperatures of 40-44 degrees C, hyperthermia therapy also increases the cytotoxic effect of radiation therapy. Experimental studies show that it interfered with the cellular repair of radiation-induced DNA damage, thereby enhancing the cytotoxic effect of radiation therapy. Hyperthermia also increases blood flow, which may improve tissue oxygenation and make cells more sensitive to radiation therapy" (see Int. J. Radiation Oncology Biol. Phys., Vol. 70, No. 4, pp. 1176-1182, 2008).


About BSD Medical Corporation

BSD Medical is a leading developer of systems used to provide cancer therapies requiring precision-focused heat through RF/microwave technologies. The company's systems have been designed to kill cancer through heat alone, or as a companion therapy to improve the combined results when used along with radiation treatments. For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.






















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